UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

CME GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On February 4, 2010, Howard Siegel, a nominee for our Class B-1 director, began passing out the following soliciting materials to our Class B shareholders:

*****

CME Group Inc. plans to file with the Securities and Exchange Commission and mail a proxy statement to our shareholders containing information about the company and certain proposals to be presented to a vote of shareholders at its 2010 Annual Meeting. Shareholders of CME Group Inc. should read the proxy statement carefully when it becomes available because it will contain important information about the proposals to be considered at the Annual Meeting, the persons soliciting proxies related to the proposals, their interests in the proposals and related matters.

Shareholders can obtain free copies of the proxy statement when it becomes available by contacting the Shareholder Relations and Membership Services Department, CME Group Inc., 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders will be able to obtain free copies of the proxy statement filed by CME Group Inc. with the Securities and Exchange Commission in connection with the Annual Meeting at the Securities and Exchange Commission’s Web site at www.sec.gov. In addition to the proxy statement, CME Group Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which are also available at the Securities and Exchange Commission’s Web site at www.sec.gov.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.